UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Boston Life Sciences, Inc.

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BOSTON LIFE SCIENCES, INC.
85 Main Street
Hopkinton, MA 01748

May 3, 2007

To our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Boston Life Sciences, Inc. to be held on Thursday, June 7, 2007 at 1:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. We encourage you to carefully read these materials.

The Board of Directors of Boston Life Sciences recommends that you vote in favor of each proposal set forth in the Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy, over the Internet or by touch-tone telephone will ensure your representation at the Annual Meeting if you do not attend in person. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

Thank you for your continued support.

Sincerely,

Peter G. Savas
Chief Executive Officer

BOSTON LIFE SCIENCES, INC.
85 Main Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD

June 7, 2007

To the Stockholders of
Boston Life Sciences, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Boston Life Sciences, Inc., a Delaware corporation (also referred to in this proxy statement as the “Company,” “Boston Life,” “we” or “us”), will be held on June 7, 2007, at 1:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109, to consider and vote upon the following matters:

1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2. To approve an amendment to our 2005 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 2,300,000 to 2,650,000 shares;

3. To approve an amendment to our amended and restated certificate of incorporation, as amended, to change our name from Boston Life Sciences, Inc. to Alseres Pharmaceuticals, Inc.;

4. To approve the issuance of up to 7,143,666 shares of our common stock which may be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $15,000,000, and to approve the issuance of up to 4,000,000 shares of our common stock which will be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $10,000,000, in each case as required by NASDAQ Marketplace Rule 4350;

5. To ratify the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

6. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments of the meeting.

Holders of record of our common stock as of the close of business on April 12, 2007 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 85 Main Street Hopkinton, MA 01748, during ordinary business hours, for a period of ten days prior to the Annual Meeting as well as on the day of the Annual Meeting. The Annual Meeting may be adjourned from time to time without notice other than by announcement at the Annual Meeting.

Your vote is important regardless of the number of shares you own. Whether you expect to attend the Annual Meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. If you are the record holder of your shares, you can also authorize the voting of your shares over the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card. Your prompt response is necessary to assure that your shares are represented at the Annual Meeting. You can change your vote and revoke your proxy at any time before the polls close at the Annual Meeting by following the procedures described in the accompanying proxy statement.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

PETER G. SAVAS, Chief Executive Officer

Boston, Massachusetts
May 3, 2007

Our 2006 Annual Report accompanies the Proxy Statement.

PROXY STATEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
PROPOSAL FIVE
STOCKHOLDERS’ PROPOSALS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
GENERAL

BOSTON LIFE SCIENCES, INC.
85 Main Street
Hopkinton, MA 01748

PROXY STATEMENT

This Proxy Statement contains information about the Annual Meeting of Stockholders of Boston Life Sciences, Inc. (also referred to in this Proxy Statement as the “Company,” “Boston Life Sciences,” “we” or “us”). The Annual Meeting is scheduled to be held at 1:00 p.m., local time, on Thursday, June 7, 2007 (the “Annual Meeting”) at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. Holders of record of our common stock, $.01 par value per share, as of the close of business on April 12, 2007, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 16,698,074 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted (i) FOR the election of the seven nominees named below as directors, (ii) FOR the approval of an amendment to our 2005 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 2,300,000 to 2,650,000 shares, (iii) FOR the approval of an amendment to our amended and restated certificate of incorporation, as amended, to change our name from Boston Life Sciences, Inc. to Alseres Pharmaceuticals, Inc.; (iv) FOR the approval of the issuance of up to 7,143,666 shares of our common stock which may be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $15,000,000, and the approval of the issuance of up to 4,000,000 shares of our common stock which will be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $10,000,000, in each case as required by NASDAQ Marketplace Rule 4350; (v) FOR the ratification of the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2007; and (vi) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

The presence, in person or by proxy, of holders of shares of a majority of our common stock issued and outstanding and entitled to vote at the Annual Meeting, shall constitute a quorum with respect to all matters. All actions proposed herein other than the election of directors may be taken upon the affirmative vote of stockholders possessing a majority of the requisite voting power represented at the Annual Meeting, provided a quorum is present in person or by proxy. The affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect each director.

Abstentions are included in the shares present at the Annual Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Annual Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Annual Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

This Proxy Statement, together with the related proxy card, is being mailed to our stockholders on or about May 3, 2007. The Annual Report to Stockholders of the Company for the year ended December 31, 2006, including financial statements, is being mailed together with this Proxy Statement to all stockholders of record as of April 12, 2007. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of April 12, 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected (which number shall constitute our entire Board of Directors) to hold office until the 2008 Annual Meeting of Stockholders and until their successors shall have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All such persons are, at present, members of our Board of Directors. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by our Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

Set forth below are the names of the nominees for election to our Board of Directors, their ages and their principal occupations and business experience during the past five years.

Our Board of Directors currently consists of seven directors. Set forth below are the names of each current member of our Board, their ages, the year in which each first became a director and their principal occupations and business experience during the past five years.

		First Year Elected
Name	Age	as a Director	Position(s) with the Company

Peter G. Savas	58	2004	Chairman of the Board of Directors, Chief Executive Officer and Director
Robert S. Langer, Jr. Sc.D.(3)(4)	58	2000	Director
Michael J. Mullen, C.P.A.(1)(2)(3)	48	2004	Director
John T. Preston(1)(2)	57	2004	Director
William Guinness(2)	67	2006	Director
Henry Brem(4)	54	2007	Director
Gary E. Frashier(1)(3)(4)	70	2007	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Science and Technology Committee (established in March 2007)

The principal occupations and qualifications of each director are as follows:

Peter G. Savas. Mr. Savas has been the Chairman of the Board and our Chief Executive Officer since September 2004. From March 2004 to September 2004, Mr. Savas was the Managing Partner of Tughill Partners, a life sciences consulting firm. From September 2000 to March 2004, Mr. Savas served as Chief Executive Officer and President and, from April 2001 to March 2004, as Chairman, of Aderis Pharmaceuticals, Inc., a privately-held biopharmaceutical company. From 1992 to 2000, Mr. Savas served as President of Unisyn, Inc., a contract manufacturer of biologics, and was also Chief Executive Officer from 1995 to 2000.

Robert S. Langer, Jr., Sc.D. Dr. Langer has been a member of our Board since June 2000 and was Acting Chairman of the Board from June 2004 to September 2004. Dr. Langer is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been on the faculty of MIT since 1977. Dr. Langer serves on the boards of directors of Momenta Pharmaceuticals, Inc., a biotechnology company, Sontra Medical Corporation, a biotechnology company, and Wyeth, a pharmaceutical company.

Michael J. Mullen, C.P.A. Mr. Mullen has been a member of our Board since June 2004. Mr. Mullen has been the Chief Financial Officer of Magellan Biosciences, Inc., a clinical diagnostics company, since July 2006. From March 2006 to July 2006, Mr. Mullen was an independent consultant. From February 2003 to

March 2006, Mr. Mullen was the Chief Financial Officer of JMH Capital, a private equity firm. From September 2000 to December 2002, Mr. Mullen was the Chief Financial Officer of Magellan Discovery Technologies, a private equity sponsored buyout firm.

John T. Preston. Mr. Preston has been a member of our Board since June 2004. Mr. Preston has been President and Chief Executive Officer of Atomic Ordered Materials LLC since April 1999, and is also a Senior Lecturer at MIT. Mr. Preston serves on the board of directors of Clean Harbors, Inc., an environmental services and hazardous waste treatment company, and E-Z-EM, Inc., a medical imaging and device company.

William Guinness. Mr. Guinness has been a member of our Board since July 2006. Mr. Guinness has been Chairman of Sibir Energy plc, a UK independent oil and gas production company, since March 1999, having previously been a Non-Executive Director of Pentex Energy plc and Pentex Oil plc. Since 1988, Mr. Guinness has been involved with various private venture capital operations, which cover areas as diverse as metal manufacturing, general aviation and fine art consultancy. Mr. Guinness is also a director of a number of private companies involved in a wide range of commercial activities. Mr. Guinness previously served on our Board of Directors from June 30, 2003 to September 20, 2003.

Henry Brem.  Dr. Brem has been a professor at Johns Hopkins University School of Medicine since 1984. Dr. Brem serves as the Director of the Department of Neurosurgery, Harvey Cushing Professor of Neurosurgery, Ophthalmology, and Oncology. Dr. Brem is also Director of the Hunterian Neurosurgical Research Laboratory. Dr Brem trained in surgery at the Peter Bent Brigham Hospital in Boston and in neurosurgery at the Neurological Institute of New York at Columbia University. Dr. Brem has authored more than 150 articles in scientific journals.

Gary E. Frashier.  Mr. Frashier, through his company Management Associates, has been a strategic consultant to emerging growth companies in the life sciences field since January 1999. From 1990 until September 1998, Mr. Frashier served as Chief Executive Officer of OSI Pharmaceuticals, Inc., a biotechnology company, and, from January 1997 until September 2000, as its Chairman of the Board. From 1987 until 1990, Mr. Frashier served as President and CEO of Genex Corporation, a protein engineering company, and from 1984 until 1987, as Chairman and CEO of Continental Water Systems, Inc., a manufacturer and marketer of equipment to produce high purity water used by the pharmaceutical, medical, electronics and research industries. Mr. Frashier also served as Executive Vice President of Millipore Corporation, a provider of products and services to biopharmaceutical, manufacturing, clinical, analytical and research laboratories, and President of Millipore’s Waters Associates subsidiary. Mr. Frashier serves on the Board of Directors of Tanox Inc., a biopharmaceutical company and Inex Pharmaceutical Corporation, a Canadian biopharmaceutical company.

All directors will hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. None of our directors are related to any other directors or to any of our executive officers.

The Board of Directors recommends that stockholders vote FOR each of the nominees for the Board of Directors.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission, or the SEC, and the listing standards of The NASDAQ Stock Market, Inc.

Based on this review, in July 2005, our Board of Directors adopted Corporate Governance Guidelines, amended and restated our Code of Business Conduct and Ethics, amended and restated the charter for our Audit Committee, adopted a charter for our Compensation Committee, and established a Nominating and Corporate Governance Committee and adopted a charter for such committee. This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters, Corporate Governance Guidelines and Amended and Restated Code of Business Conduct and Ethics in the “Investor Relations — Corporate Profile” section of our website located at www.bostonlifesciences.com or by writing to: Kenneth L. Rice, Jr., c/o Boston Life Sciences, Inc., 85 Main Street, Hopkinton, Massachusetts 01748.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of Boston Life Sciences and its stockholders. The guidelines, adopted in July 2005, provide a framework for the conduct of the Board of Directors’ business, including the following:

•	the principal responsibility of the directors is to oversee the management of Boston Life Sciences;
•	a majority of the members of the Board of Directors shall be independent directors;
•	the independent directors meet regularly in executive session;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors;
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	at least annually, the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Brem, Frashier, Guinness, Langer, Mullen, or Preston, each of whom serves on at least one of our Audit, Compensation, Nominating and Corporate Governance and Science and Technology Committees, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc., Marketplace Rules.

Director Candidates

The process to be followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to the members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Nominating and Corporate Governance Committee Charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, Boston Life Sciences, Inc., 85 Main Street, Hopkinton, MA 01748. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications from Stockholders

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Nominating and Corporate Governance Committee, subject to advice and assistance, if requested, from our outside legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as considered appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Boston Life Sciences, Inc., 85 Main Street, Hopkinton, MA 01748.

Code of Business Conduct and Ethics

We adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We amended and restated our Code of Business Conduct and Ethics in July 2005. We have posted the Amended and Restated Code of Business Conduct and Ethics on our website, which is located at www.bostonlifesciences.com. In addition, we intend to disclose on our website all disclosures that are required by law or The NASDAQ Stock Market, Inc. listing standards concerning any amendments to, or waivers from, any provision of the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board of Directors and Attendance by Members of the Board of Directors at Meetings

Our Board of Directors currently consists of Peter G. Savas, Robert S. Langer, Jr., Michael J. Mullen, John T. Preston, William Guinness, Henry Brem, and Gary E. Frashier. There were five meetings of our Board of Directors during 2006, one of which was held telephonically. Each director, with the exception of Dr. Brem and Mr. Frashier each of whom joined our Board of Directors in 2007 and Mr. Guinness who joined our Board of Directors in July 2006, attended at least 75% of the total of all meetings of our Board of Directors held during 2006 and the total number of meetings held by the committees on which he served during 2006.

Our Corporate Governance Guidelines provide that directors are responsible for attending the annual meeting of stockholders. All directors, with the exception of Dr. Brem and Mr. Frashier each of whom joined the Board in 2007, and Mr. Preston, attended the 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has established four standing committees — Audit, Compensation, Nominating and Corporate Governance and Science and Technology — each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee charter are posted on the Investor Relations section of our website located at www.bostonlifesciences.com.

Our Board of Directors has determined that all of the members of each of the Board of Directors’ four standing committees are independent as defined under the rules of The NASDAQ Stock Market, Inc. including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee of the Board of Directors

Our Audit Committee of our Board of Directors currently consists of Michael J. Mullen, who serves as Chairman, John T. Preston and William Guinness, who was elected to the Committee in July 2006. Robert S. Langer served on our Audit Committee until July 2006. Our Audit Committee currently acts under a charter that was adopted and approved in June 2000 and that was amended and restated in July 2005 and April 2007. Our Audit Committee held four meetings in 2006. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;
•	discussing our risk management policies;
•	establishing procedures for the receipt and retention of accounting-related complaints and concerns;
•	meeting independently with our internal staff, our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transaction; and
•	preparing the audit committee report required by SEC rules (which is included on pages 11 and 12 of this proxy statement).

Our Board of Directors has determined that Michael J. Mullen is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee of the Board of Directors

Our Compensation Committee currently consists of John T. Preston, who serves as Chairman, Michael J. Mullen and Gary E. Frashier. Robert S. Langer, Jr. served on our Compensation Committee until March 2007. Our Compensation Committee currently acts under a written charter that was adopted and approved in July 2005 and that was amended and restated in April 2007. Our Compensation Committee held one meeting in 2006. The primary responsibilities of our Compensation Committee include approving salaries and incentive compensation for our executive officers and administering our stock option plans. In addition, our Compensation Committee has the following principal duties:

•	annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;
•	determining the Chief Executive Officer’s compensation;
•	reviewing and approving, or making recommendations to the Board of Directors with respect to the compensation of our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 15 of this proxy statement; and
•	preparing the Compensation Committee report required by SEC rules, which is included on page 22 of this proxy statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes”.

Nominating and Corporate Governance Committee of the Board of Directors

Our Nominating and Corporate Governance Committee, which currently consists of Gary E. Frashier, who serves as Chairman, Michael J. Mullen and Robert S. Langer, Jr., who was Chairman until March 2007. John T. Preston served on our Nominating and Corporate Governance Committee until February 2007. Our Nominating and Corporate Governance Committee acts under a charter adopted and approved in July 2005. Our Nominating and Corporate Governance Committee took action once in 2006 via written consent. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending nominees for election as directors and to each of the committees of the Board of Directors;
•	reviewing and assessing the adequacy of our corporate governance guidelines and recommending any proposed changes to our Board of Directors; and
•	overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Candidates.”

Science and Technology Committee of the Board of Directors

In March 2007, our Board of Directors established our Science and Technology Committee, which consists of Robert S. Langer, Jr., who serves as Chairman, Henry Brem and Gary E. Frashier. Our Science and Technology Committee acts under a charter adopted and approved in March 2007. The responsibilities of the Science and Technology Committee include:

•	advising our Scientific Advisory Board;
•	identifying drug discovery and development strategies, decision-making procedures, progress and outcomes;
•	identifying processes and procedures for identifying, evaluating and acquiring technology positions (including contracts, grants, collaborative efforts, alliances and acquisitions);
•	assisting management and scientific and medical personnel in supporting our drug development objectives;
•	making recommendations to the Board of Directors with regard to our major technology positions and strategies relative to emerging concepts of therapy, new trends in health care and changing market requirements;
•	reviewing our pipeline of research and development programs;
•	monitoring and evaluating trends in the diagnosis and treatment of central nervous system disorders; and
•	keeping the Board of Directors apprised of the foregoing evaluation process and findings.

Compensation of Directors

In 2006, our non-employee directors consisted of: (i) Robert S. Langer, Jr.; (ii) Michael J. Mullen; (iii) John T. Preston, and (iv) William Guinness, who joined our Board of Directors in July 2006.

As described more fully below, this table sets forth the compensation information for our non-employee directors in 2006:

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)(b)	Awards ($)(d)	Compensation ($)(g)
(a)	(1)	(2)(3)	(4)	Total ($)(h)

Robert S. Langer, Jr. Sc.D	$46,000	$28,412	$13,125	$87,537
Michael J. Mullen, C.P.A	$62,000	$22,334	$—	$84,334
John T. Preston	$52,000	$22,334	$—	$74,334
William Guinness	$19,167	$20,685	$—	$39,852

(1) The fees earned by each non-employee director consist of the following: (i) an annual retainer of $22,000, (ii) a fee per board or committee meeting attended of $2,000 up to a maximum of $2,000 per day (in the case of a board and committee meeting on the same day) and (iii) an annual fee of $10,000 for chairing each of the Compensation and Nominating and Corporate Governance Committees and $20,000 for chairing the Audit Committee.

(2) Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to fiscal 2006. Such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions and with respect to Messrs. Langer, Mullen and Preston, the amounts reported in these columns reflect additional expense resulting from the requirements of the SEC to report option grants made prior to 2006 using the modified prospective transition method pursuant to FAS 123(R). There were no forfeitures of options in 2006 by our directors. The assumptions used by us with respect to the valuation of option grants are set forth in Note 7 to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, the number of shares underlying options held by each non-employee director was as follows: 97,103 shares for Robert S. Langer, Jr.; 60,417 shares for Michael J. Mullen; 60,417 shares for John T. Preston and 15,000 shares for William Guinness. The individual awards reflected in the summary compensation table for periods prior to 2006 are summarized below.

During 2006, compensation expense was recognized in respect of the following prior grants of stock options to our non-employee directors:

				Amount Recognized in
		Number of Shares		2006 Financial
		Subject to	Amount Vested in	Statements
Name	Grant Date	Options	2006	($)

Robert S. Langer, Jr. Sc.D	3/10/2004	10,000	2,500	$9,913
	3/11/2005	36,000	8,000	$11,751
	12/12/2005	10,000	5,000	$6,350
Michael J. Mullen, C.P.A	6/15/2004	5,000	1,250	$4,025
	3/11/2005	35,417	7,870	$11,561
	12/12/2005	10,000	5,000	$6,350
John T. Preston	6/5/2004	5,000	1,250	$4,025
	3/11/2005	35,417	7,870	$11,561
	12/12/2005	10,000	5,000	$6,350

(3) On December 14, 2006, we granted Messrs. Langer, Mullen and Preston an option to purchase 10,000 shares of our common stock, at $2.49 per share with a grant date fair value of $19,058. All such options vest in equal monthly installments over two years. On July 26, 2006 we granted Mr. Guinness an option to purchase 15,000 shares of our common stock at $3.80 per share with a grant date fair value of $43,803. The option immediately vested as to 1/3 of the shares with the remaining 2/3 of the shares vesting in equal monthly installments over two years.

(4) Represents amounts earned under a consulting agreement.

Each new non-employee director is automatically granted an option to purchase 15,000 shares of our common stock, referred to as New Director Options, upon initial election or appointment, or the Automatic Grant Date. The exercise price of any New Director Options granted shall equal the fair market value of shares of our common stock subject thereto on the Automatic Grant Date. New Director Options immediately vest as to 1/3 of the shares with the remaining 2/3 of the shares subject to such New Director Option vesting in equal monthly installments over two years, or New Director Option Vesting.

Each non-employee director is automatically granted an option to purchase 10,000 shares of our common stock, or the Annual Director Options. The Annual Director Options are granted in the fourth quarter of each calendar year, or the Annual Grant Date. The exercise price of any Annual Director Options granted shall equal the fair market value of shares of our common stock subject thereto on the Annual Grant Date. Annual Director Options vest in equal monthly installments over two years, or Annual Director Option Vesting. Newly elected non-employee directors are eligible to receive the Annual Director Options in the fourth quarter of the second calendar year of service. On December 14, 2006, we granted each non-employee director an option to purchase 10,000 shares of our common stock, at $2.49 per share.

If we appoint a non-employee chairman, the chairman will be entitled to an annual retainer of $50,000 (in lieu of the $22,000 that is received by the other non-employee directors) and per board meeting fees of $2,000. The non-employee chairman will be automatically granted an option to purchase 30,000 shares of our common stock upon appointment (in lieu of the 15,000 shares that is received by the other non-employee directors) vesting in accordance with the New Director Option Vesting. In addition, the non-employee chairman will be automatically granted an option to purchase 20,000 shares of our common stock on the Annual Grant Date vesting in accordance with the Annual Director Option Vesting. The newly elected non-employee chairman is entitled to receive this annual grant in the fourth quarter of the second calendar year of service. The exercise price of any options granted to a non-employee chairman shall equal the fair market value of shares of our common stock subject thereto on the grant date.

2007 Director Compensation

In March 2007, our Board of Directors amended our non-employee director compensation effective January 1, 2007 as follows:

(i) an annual retainer of $25,000;

(ii) a fee per meeting attended of $2,500; and

(iii) an annual fee of $10,000 for chairing each of the Nominating and Corporate Governance and Science and Techology committees and $20,000 for chairing each of the Audit and Compensation Committees.

Each new non-employee director is automatically granted an option to purchase 25,000 shares of our common stock, referred to as New Director Options, upon initial election or appointment, or the Automatic Grant Date. The exercise price of any New Director Options granted shall equal the fair market value of shares of our common stock subject thereto on the Automatic Grant Date. New Director Options immediately vest as to 1/3 of the shares with the remaining 2/3 of the shares subject to such New Director Option vesting in equal monthly installments over two years, or New Director Option Vesting.

Each non-employee director is automatically granted an option to purchase 25,000 shares of our common stock, or the Annual Director Options. The Annual Director Options are granted in the fourth quarter of each calendar year, or the Annual Grant Date. The exercise price of any Annual Director Options granted shall equal the fair market value of shares of our common stock subject thereto on the Annual Grant Date. Annual Director Options vest in equal monthly installments over two years, or Annual Director Option Vesting. Newly elected non-employee directors are eligible to receive the Annual Director Options in the fourth quarter of the second calendar year of service.

Executive and Director Compensation Processes

Our Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for the company as a whole and for each executive. Annual corporate goals are proposed by management and approved by the Board of Directors at the end of each calendar year for the following year. These corporate goals target the achievement of specific strategic, operational and financial milestones. Annual individual goals focus on contributions that facilitate the achievement of the corporate goals and are set during the first quarter of each calendar year. Individual goals are proposed by each executive and approved by our Chief Executive Officer. The Chief Executive Officer’s goals are approved by the Compensation Committee. Annual salary increases, annual bonuses, and annual stock option grants to our executives are tied to the achievement of these corporate and individual performance goals.

During the first calendar quarter of each year, we evaluate individual and corporate performance against the written goals for the recently completed year. Each executive’s evaluation begins with a written self-assessment, which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares a written evaluation based on the executive’s self-assessment, the Chief Executive Officer’s own evaluation and input from others within the Company. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases, annual stock option grants and bonuses, if any, which is then reviewed and, to the extent deemed appropriate, approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes and awards. For all executives, annual base salary increases, annual stock option grants and annual variable cash compensation, to the extent granted, are implemented during the first calendar quarter of the year.

Report of the Audit Committee of the Board of Directors

Our Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2006 and has discussed these consolidated financial statements with our management and our prior independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit. Our Audit Committee is responsible for providing independent, objective oversight of these processes.

Our Audit Committee has also received from, and discussed with, our prior independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61, as amended, requires our independent registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods used to account for significant unusual transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and
•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the consolidated financial statements.

Our prior independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our prior and current registered public accounting firm their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of Boston Life Sciences, Inc.:

Michael J. Mullen, Chairman
William Guinness
Robert S. Langer, Jr.
John T. Preston

Auditors’ Fees

The following table summarizes the fees billed to us for professional services rendered by PricewaterhouseCoopers LLP, our prior independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2006	2005

Audit Fees	$165,400	$136,000
Audit-Related Fees	71,047	1,000
Tax Fees	21,000	76,103
All Other Fees	—	—

Total Fees	$257,447	$213,103

Audit Fees

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting matters not classified as audits.

Tax Fees

Tax fees consist of fees for tax compliance, tax advice and tax planning services.

All Other Fees

There were no fees to report in this category for 2006 and 2005.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding independent registered public accounting firm independence and our Audit Committee Charter, our Audit Committee has the responsibility for appointing, retaining, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Our Audit Committee presently pre-approves particular services on a case-by-case basis. In assessing requests for services by the independent registered public accounting firm, our

Audit Committee considers whether such services are consistent with the independent registered public accounting firm’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.

All of the audit-related, tax and other services provided by PricewaterhouseCoopers LLP in fiscal year 2006 and related fees were approved in advance by our Audit Committee.

Our Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the independent registered public accounting firm’s independence.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2006. On April 18, 2007, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of PricewaterhouseCoopers LLP included an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern.

During our fiscal years ended December 31, 2005 and 2006 and through April 18, 2007 (the “Relevant Period”), (a) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 18, 2007, the Audit Committee selected McGladrey & Pullen, LLP to serve as our independent registered public accounting firm to audit our consolidated financial statements beginning with fiscal year ending December 31, 2007.

During the Relevant Period, neither we nor anyone on behalf of us consulted with McGladrey & Pullen, LLP on any matter regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that McGladrey & Pullen, LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

Representatives of McGladrey & Pullen, LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders. Representatives from PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting.

EXECUTIVE OFFICERS

The following is a list of our current executive officers and their principal positions:

Name	Age	Position	In Current Position Since

Peter G. Savas	58	Chairman of the Board of Directors and Chief Executive Officer	September 2004

Frank Bobe, Ph.D., M.B.A.	49	Executive Vice President and Chief Business Officer	April 2007

Mark J. Pykett, V.M.D, Ph.D, M.B.A.	43	President and Chief Operating Officer	February 2005 (Chief Operating Officer since November 2004)

Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	53	Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary	September 2005 (Executive Vice President, Finance and Administration and Chief Financial Officer since July 2005)

Frank Bobe, Ph.D., M.B.A. Dr. Bobe was appointed Executive Vice President and Chief Business Officer in April 2007. Dr. Bobe previously served as President and Chief Executive Officer of BioAxone Therapeutic Inc., a biopharmaceutical company, from March 2005 through April 2007. From 1995 to March 2005, Dr. Bobe was employed by Novartis AG, a pharmaceutical company, during which time Dr. Bobe was Vice President of the Canadian affiliate of Novartis AG from December 2003 to June 2004 and General Manager and Country Head of the South Korean affiliate of Novartis AG from 1999 to December 2003.

Mark J. Pykett, V.M.D, Ph.D, M.B.A. Dr. Pykett was appointed President and Chief Operating Officer in February 2005. Dr. Pykett previously served as Executive Vice President and Chief Operating Officer when he joined us in November 2004. In 1996, Dr. Pykett founded Cytomatrix, LLC, a biotechnology company, and served as its President and Chief Executive Officer until 2003, when Cytomatrix merged with Cordlife, Pte. Ltd., a subsidiary of CyGenics, Ltd., a biotechnology company. Dr. Pykett served as President of Cordlife from 2003 to 2004, and as President and Director of CyGenics from 2004 until joining us and remains a director of CyGenics. Dr. Pykett serves on the board of directors of Adventrx Pharmaceuticals, Inc., a biotechnology company.

Kenneth L. Rice, Jr., J.D., LL.M., M.B.A. Mr. Rice was appointed Executive Vice President, Finance and Administration and Chief Financial Officer in July 2005. Mr. Rice was appointed Secretary in September 2005. In June 2005, Mr. Rice served as a part-time consultant to the Company. From April 2001 to June 2005, Mr. Rice served as Vice President, Chief Financial Officer, Chief Commercial Officer and Secretary of Aderis Pharmaceuticals, Inc., a privately-held biopharmaceutical company. From August 1999 through March 2001, Mr. Rice served as Vice President and Chief Financial Officer of MacroChem Corporation, a publicly-traded drug delivery company.

No family relationships exist between any of our executive officers and our directors. Our executive officers are elected annually by the board of directors and serve until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities (“10% Holders”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Directors, executive officers and 10% Holders are required by SEC regulations to furnish to us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the Forms 3, 4 and 5 (and any amendments thereto) furnished to us and the representations made by the reporting persons to us, we believe that during fiscal 2006 each of our directors, officers and 10% Holders filed all of their respective reports pursuant to Section 16(a) on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our named executive officers.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;
•	ensure executive compensation is aligned with our corporate strategies and business objectives;
•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and
•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executives’ overall compensation to key strategic, financial and operational goals such as the progress of the Company’s research and development programs and corporate development activities, as well as the Company’s success in securing capital sufficient to enable the Company to continue research and development activities. We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our Company as reflected in stock price appreciation.

In making compensation decisions, the Compensation Committee compares our executive compensation against independent survey data, such as the Radford Global Life Sciences Survey. In the biotechnology industry, many traditional measurers of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of our current stage of development, the Committee evaluates other indications of performance, including progress of the Company’s research and development programs and corporate development activities, as well as the Company’s success in securing capital sufficient to enable the Company to continue research and development activities.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall compensation for executives near the 75% percentile range of compensation paid to similarly situated executives at companies in the 50-149 employee level. Variations to this general target may occur as dictated by the experience level of the individual and market factors. Therefore, in certain cases this competitor group could be expanded to include companies up to 500 employees.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	fixed base salary;
•	variable cash compensation;
•	discretionary bonus awards;
•	stock option awards;
•	insurance, retirement and other employee benefits; and
•	severance and change-of-control benefits.

Fixed Base Salary

Fixed base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing or reviewing compensation levels for each executive officer, the Compensation Committee considers numerous factors, including the survey data of compensation in our peer group, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the base salary of the individual at his or her prior employment, if applicable. Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee determined that fixed based salary should represent 65% to 80% of an executive officer’s total cash compensation (excluding bonuses) with the remainder earned as variable cash compensation described below.

Effective January 1, 2006, each named executive officer received adjustments to his base salary as a result of the review described above, ranging from 9% — 14%. The Compensation Committee reviews and approves the fixed base salaries prior to hiring a new executive officer.

See the Summary Compensation Table on page 18 for the fixed base salary for each executive officer.

Variable Cash Compensation

Variable cash compensation is intended to compensate for the achievement of both company strategic, operational and financial goals and individual performance objectives. Amounts payable under the variable cash compensation plan are calculated as a percentage of the applicable executive’s base salary, generally between 30% and 50%, with higher ranked executives typically being compensated at a higher percentage of base salary.

The process of establishing an executive officer’s variable cash compensation component involves (i) determining the appropriate level of “at risk” compensation and (ii) establishing individual performance goals.

To determine the appropriate level of variable cash the Compensation Committee considers the following:

•	the executive’s ability to directly influence the accomplishment of corporate and individual performance goals;
•	market data for similar positions using the Radford survey data for the 75% percentile and the 50-149 employee companies; and
•	the risk tolerance of the executive at a personal level.

The corporate targets and the individual objectives are given roughly equal weight in the analysis. The Compensation Committee approves the company and individual performance goals for each executive and the weighting of various goals for each executive with input from our chief executive officer. The Compensation Committee works with our chief executive officer to develop corporate and individual goals that they believe can be reasonably achieved with hard work over the next year.

The target variable cash compensation awards, as a percentage of base salary, for 2006 for the named executive officers equaled 25%.

See the Summary Compensation Table on page 18 for the variable cash compensation amount for each executive officer.

Discretionary Bonus Awards

Effective in 2007, the Compensation Committee, on an annual basis, will establish a discrete pool of funds to be used at their discretion to acknowledge accomplishments by executive officers significantly outside the reasonable expectations of the goals and objectives for which variable cash compensation is earned. The pool will be established as a percentage, generally between 0% and 10% of total fixed base salary for all executive officers. The Compensation Committee will seek input from our chief executive officer and other executive officers regarding the specific activities which could be eligible for recognition with a discretionary bonus.

Stock Options Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management.

We typically make an initial equity award of stock options to new executives and annual equity grants as part of our overall compensation program. All grants of options to our executives are approved by the Compensation Committee.

Historically, we have granted stock options subject to time-based vesting. In January 2006, the Compensation Committee approved performance-based option awards to each of our executive officers. The options are subject to performance-based vesting according to the following milestones:

Milestone 1:	1/3 will accelerate and vest upon completion of our Phase III clinical trial of ALTROPANE®, or POET-1
Milestone 2:	1/3 will accelerate and vest upon the earlier of i) submission of a new drug application, or NDA, for ALTROPANE or ii) initiation of our Phase III clinical trial of ALTROPANE, or POET-2
Milestone 3:	1/3 will accelerate and vest upon the earlier of i) NDA approval for ALTROPANE or ii) successful achievement of a partnership arrangement with ALTROPANE

Our equity awards have typically taken the form of stock options. The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the aggregate value of these awards will be set near the 75th percentile range for companies in our compensation peer group, which we consider to be between 50 and 149 employees.

Typically, the stock options we grant to our executives vest over the first three to four years of the ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability or as specifically defined in the respective employment agreements. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Stock option awards to our executives are typically granted annually in conjunction with the review of their individual performance and are approved by the Compensation Committee. We set the exercise price of all stock options to be equal or greater than the closing price of our common stock on NASDAQ Global Market on the grant date.

Insurance, Retirement and Other Employee Benefits

We maintain broad-based benefits that are available to all employees, including health, dental, vision, life and disability insurance. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. In addition, we offer a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”), a tax-qualified retirement plan, to all eligible employees, including our executive officers. The 401(k) Plan permits eligible employees to contribute up to 40% of their eligible compensation, subject to certain limitations imposed by Internal Revenue Service. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In addition, we match 100% of employee contributions to the 401(k) Plan.

Other compensation and perquisites are approved by the Compensation Committee. See the Summary Compensation Table below for the other compensation and perquisites amount for each executive officer.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with our executives, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options, in accordance with the requirements of FASB Statement 123(R).

The following table sets forth information concerning compensation during the year ended December 31, 2006 for services in all capacities earned by our Chief Executive Officer, our Chief Financial Officer and each other of our executive officers as of December 31, 2006, collectively referred to as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

				Non-Equity
				Incentive
			Option	Plan	All Other
		Salary	Awards(1)	Compensation(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Peter G. Savas	2006	$400,000	$632,102	$100,000	$28,688	$1,160,790
Mark J. Pykett, V.M.D, Ph.D, M.B.A.	2006	$300,000	$371,621	$75,000	$15,000	$761,621
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	2006	$300,000	$347,056	$75,000	$15,589	$737,645

(1) Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R) with respect to fiscal 2006, except that (i) such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions and (ii) the amounts reported in these columns reflect additional expense resulting from the requirements of the SEC to report option grants made prior to 2006 using the modified prospective transition method pursuant to FAS 123(R). The assumptions used by us with respect to the valuation of option grants are set forth in Note 7 to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The individual awards reflected in the summary compensation table for periods prior to 2006 are summarized below.

During 2006, compensation expense was recognized in respect of the following prior grants of stock options to the Named Executive Officers:

				Amount Recognized in
		Number of		2006 Financial
		Shares Subject	Amount Vested in	Statements
Name	Grant Date	to Options	2006	($)

Peter G. Savas	9/10/2004	400,000	75,000	$136,875
	3/11/2005	200,000	44,445	$65,289
Mark J. Pykett, V.M.D, Ph.D, M.B.A.	11/18/2004	100,000	18,750	$31,594
	2/4/2005	100,000	18,750	$30,994
	3/11/2005	100,000	22,222	$32,644
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	7/18/2005	300,000	66,667	$70,667

(2) Represents variable cash compensation earned in 2006.

(3) The amounts listed in the category of “All Other Compensation” consist, in part, of our contributions to disability and 401(k) Matching.

In 2006, these amounts were:

(a) Disability Premium — Mr. Savas, $8,688.

(b) 401(k) Matching Contributions — Mr. Savas, $20,000; Mr. Pykett, $15,000; Mr. Rice, $15,000.

(c) Life insurance — Mr. Rice, $589

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of awards made to our Named Executive Officers during the fiscal year ended December 31, 2006:

		All Other
		Option Awards:
		Number of
		Securities Underlying	Exercise or Base
Name	Grant Date	Options (#)(1)	Price of Stock Awards ($/Sh)

Peter G. Savas	1/6/2006	350,000	$2.50
Mark J. Pykett, V.M.D, Ph.D, M.B.A.	1/6/2006	225,000	$2.50
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	1/6/2006	225,000	$2.50

(1) Options vest monthly as to 1/96th of the shares granted thereunder, subject to acceleration upon our achievement of certain performance objectives.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding option awards held by our Named Executive Officers during the fiscal year ended December 31, 2006:

			Number of
	Number of		Securities
	Securities		Underlying
	Underlying		Unexercised
	Unexercised		Options	Option Exercise
	Options (#)		(#)	Price	Option Expiration
Name	Exercisable		Unexercisable	($)	Date

Peter G. Savas	116,667	(1)	233,333	$2.50	1/05/2016
	144,444	(2)	55,556	$2.31	3/10/2015
	268,750	(3)	131,250	$3.75	9/09/2014
Mark J. Pykett, V.M.D, Ph.D, M.B.A.	75,000	(1)	150,000	$2.50	1/05/2016
	72,222	(2)	27,778	$2.31	3/10/2015
	59,375	(4)	40,625	$3.75	2/03/2015
	64,063	(4)	35,937	$3.75	11/17/2014
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	75,000	(1)	150,000	$2.50	1/05/2016
	194,444	(5)	105,556	$3.25	7/17/2015

(1) Subject to certain conditions, the stock option vests monthly as to 1/96th of the shares granted thereunder, subject to acceleration upon the issuer’s achievement of certain performance objectives.

(2) The options are 33% exercisable as of March 11, 2005, and thereafter in 36 equal monthly installments.

(3) 100,000 options are exercisable as of September 10, 2004. The remaining 300,000 vest monthly over the next four years thereafter, with 6,250 vesting each month.

(4) The option is vested immediately as to 25,000 shares. The remainder will vest monthly in equal installments over the next four years.

(5) Options to purchase 100,000 shares of common stock are immediately vested and the remaining 200,000 shares of common stock will vest monthly in equal installments over three years.

Option Exercises And Stock Vested

None of our Named Executive Officers exercised an option in 2006.

Potential Payments Upon Termination or Change-in-Control

On March 31, 2006, we entered into employment agreements with each of Messrs. Savas, Pykett and Rice effective January 1, 2006, which we refer to as the Employment Agreements. The Employment Agreements are effective for a term of one year and automatically renew for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration. Subject to certain contingencies, each Named Executive Officer is entitled to a severance allowance in the event that he is terminated in certain circumstances.

A “change in control” means:

(1) an acquisition of any of our voting securities by any person immediately after which such person has beneficial ownership of 45% or more of the combined voting power of our then outstanding voting securities; or

(2) approval by our stockholders of:

(a) our merger, consolidation, share exchange or reorganization, unless our stockholders, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; or

(b) our complete liquidation or dissolution; or

(c) an agreement for the sale or other disposition of all or substantially all of our assets.

If the employment of any Named Executive Officer is terminated, unless employment is terminated without cause or after the occurrence of a change in control, such Named Executive Officer will remain subject to certain conditions regarding non-competition, non-solicitation and confidentiality, for a period of one year following the date of termination of employment.

The following table describes the potential payments and estimated benefits upon employment termination, for each of the following Named Executive Officers as if employment was terminated for each such Named Executive Officers as of December 31, 2006:

					Executive’s	Executive’s
					Voluntary	Voluntary
		Termination			Termination	Termination
		by us	Termination	Termination	after a	Prior to a
		without	by us for	by us for	Change in	Change in
Name	Benefits	Cause	Cause	Disability	Control	Control

Peter G. Savas	Base Compensation	$400,000	$0	$400,000	$400,000	$0
	Bonus	100,000	0	100,000	100,000	0
	Option Acceleration(1)	94,333	0	0	94,333	0
	Benefits Continuation	40,496	0	0	40,496	0

	Total	$634,829	$0	$500,000	$634,829	$0

Mark J. Pykett, V.M.D, Ph.D, M.B.A.	Base Compensation	$225,000	$0	$225,000	$225,000	$0
	Bonus	53,906	0	53,906	53,906	0
	Option Acceleration(1)	56,833	0	0	56,833	0
	Benefits Continuation	28,133	0	0	28,133	0

	Total	$363,872	$0	$278,906	$363,872	$0

Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	Base Compensation	$225,000	$0	$225,000	$225,000	$0
	Bonus	41,016	0	41,016	41,016	0
	Option Acceleration(1)	43,500	0	0	43,500	0
	Benefits Continuation	27,586	0	0	27,586	0

	Total	$337,102	$0	$266,016	$337,102	$0

(1) The value of accelerated vesting of options was estimated under the intrinsic method. The closing price of our stock on December 31, 2006 was compared to the exercise prices to determine the spread for each option, and the spread was applied to the “in-the-money” options that were unvested as of December 31, 2006. For the purpose of this calculation, we used $2.79 per share which was the closing price on the last business day of the fiscal year.

Compensation Committee Interlocks And Insider Participation

Our Compensation Committee of our Board of Directors currently consists of Messrs. Preston, Mullen and Frashier. Robert S. Langer, Jr. served on our Compensation Committee until March 2007. No member of our

Compensation Committee was at any time during 2006, or formerly, one of our officers or employees or an officer or employee of any of our subsidiaries. None of our executive officers has served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity while an executive officer of the other entity served as a director or a member of the Compensation Committee.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Boston Life Sciences:

John T. Preston, Chairman
Gary E. Frashier
Robert S. Langer, Jr.
Michael J. Mullen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information, as of March 31, 2007, regarding the beneficial ownership of our common stock by:

•	each person or “group,” as that term is defined in Section 13(d)(3) of the Exchange Act, that beneficially owns more than 5% of our outstanding common stock based on currently available Schedules 13D and 13G filed with the SEC;

•	each of our directors (which includes all nominees);

•	each of the Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated below, the address for each listed director and executive officer is c/o Boston Life Sciences, Inc., 85 Main Street, Hopkinton, Massachusetts 01748. Beneficial ownership shown is determined in accordance with the rules of the SEC and, as a result, includes voting and investment power with respect to shares.

	Amount and
	Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner (1)	Ownership	Class (2)

Certain Beneficial Owners of Common Stock:
Thomas L. Gipson (3)	3,186,004	19.08%
c/o Ingalls & Snyder LLC 61 Broadway, New York, NY 10006
Robert L. Gipson (4)	3,106,004	18.60
c/o Ingalls & Snyder LLC 61 Broadway, New York, NY 10006
Arthur Koenig (5)	935,000	5.60
c/o Duferco Steel Inc. Metro Park South 100 Matawan Rd Suite 400 Matawan, New Jersey 07747-3916

	Amount and
	Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner (1)	Ownership	Class (2)

Directors and Named Executive Officers:
Peter G. Savas	579,630	3.35
Chairman of the Board and Chief Executive Officer (6)
Mark J. Pykett, V.M.D., Ph.D., M.B.A.	295,544	1.74
President and Chief Operating Officer (7)
Kenneth L. Rice, Jr., J.D., LL.M., M.B.A.	297,222	1.75
Executive Vice President Finance and Administration, Chief Financial Officer and Secretary (8)
Robert S. Langer, Jr., Sc.D	80,853	*
Director (9)
Michael J. Mullen, C.P.A	44,475	*
Director (10)
John T. Preston	44,275	*
Director (11)
William Guinness	10,417	*
Director (12)
Henry Brem	11,667	*
Director (13)
Gary E. Frashier	11,667	*
Director (14)
All directors and executive officers as a group (9 persons)(15)	1,375,749	7.61%

* Represents less than 1% of the outstanding shares.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in the table have sole voting and investment power with respect to all shares.

(2) Applicable percentage ownership for each holder is based on shares of common stock, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder that will become exercisable within 60 days after March 31, 2007, as a percentage of 16,698,074 shares of common stock outstanding on March 31, 2007

(3) Information is based on a Schedule 13G/A (Amendment No. 3) filed February 13, 2007 with the SEC. Thomas L. Gipson beneficially owns 3,186,004 shares of common stock and has sole power to vote or direct the vote of 3,186,004 shares and sole power to dispose or direct the disposition of 3,186,004 shares.

(4) Information is based on a Schedule 13G/A (Amendment No. 11) filed February 13, 2007 with the SEC. Robert L. Gipson beneficially owns 3,106,004 shares of common stock and has sole power to vote or direct the vote of 3,106,004 shares and sole power to dispose or direct the disposition of 3,106,004 shares. Mr. Gipson is a Senior Director of Ingalls & Snyder, LLC.

(5) Information is based on a Schedule 13G/A (Amendment No. 3) filed February 13, 2007 with the SEC. Arthur Koenig beneficially owns 935,000 shares of common stock and has sole power to vote or direct the vote of 935,000 shares and sole power to dispose or direct the disposition of 935,000 shares.

(6) Consists of 579,630 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(7) Consists of 295,544 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(8) Consists of 297,222 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(9) Consists of 80,853 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(10) Includes 44,275 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date and 200 shares of common stock held by a revocable trust of which Mr. Mullen is the trustee.

(11) Consists of 44,275 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(12) Consists of 10,417 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(13) Includes 11,667 shares of common stock issuable upon exercise of options that are exercisable as of March 31, 2007 or 60 days after such date.

(14) Includes 11,667 shares of common stock issuable upon exercise of options that are or may be exercisable as of March 31, 2007 or 60 days after such date.

(15) See footnotes 6 through 14.

Equity Compensation Plan Information

This table shows information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of December 31, 2006. As required by the SEC’s rules, we include in footnote (2) to this table a brief description of the material features of our option issuances that have not been approved by our stockholders.

			Number of securities
			remaining available for
			future issuance under
	Number of securities		equity compensation
	to be issued upon	Weighted-average	plans (excluding
	exercise of	exercise price of	securities reflected in
	outstanding options	outstanding options	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	2,618,204	$3.48	690,977
Equity compensation plans not approved by security holders (2)	894,500	3.40	—

Total	3,512,704	$3.46	690,977

(1)      Includes our:

•	Amended and Restated Omnibus Stock Option Plan;

•	1998 Omnibus Stock Option Plan;

•	Amended and Restated 1990 Non-Employee Directors’ Non-Qualified Stock Option Plan; and

•	2005 Stock Incentive Plan.

(2)      On June 3, 2005, we granted an aggregate of 39,500 non-qualified options to purchase shares of our common stock to Mary Wallace, our former Director of Strategic Marketing and Commercialization, Sharon Correia, our Director of Corporate Communications and Investor Relations, and Fraser McNeilly, our Director of Information Technology, in connection with the commencement of their employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: ten-year duration, an exercise price of $2.24 per share and equal monthly vesting over three years. As of December 31, 2006, 15,000 non-qualified options to purchase shares of our common stock were cancelled.

On July 18, 2005, we granted an aggregate of 84,000 non-qualified options to purchase shares of our common stock to Noel Cusack, Senior Vice President of Preclinical Development, Pamela McDonough, our Corporate Controller, and Lee Summers, our former Director of Quality Systems, in connection with the commencement of their employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: ten-year duration, an exercise price of $1.96 per share and equal monthly vesting over three years. As of December 31, 2006, 14,000 non-qualified options to purchase shares of our common stock were cancelled.

On July 18, 2005, we granted Kenneth L. Rice, Jr., our Executive Vice President Finance and Administration and Chief Financial Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 300,000 non-qualified stock options, ten-year duration, an exercise price of $3.25 per share, of which one-third immediately vested and the remaining two-thirds will vest in equal monthly installments over three years.

On September 10, 2004, we granted Peter G. Savas, our Chief Executive Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 400,000 non-qualified stock options, ten-year duration, an exercise price of $3.75 per share, of which one quarter immediately vested and the remaining three quarters will vest in equal monthly installments over four years.

On November 18, 2004, we granted Mark J. Pykett, our President and Chief Operating Officer, an option to purchase shares of common stock in connection with the commencement of his employment with us. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 100,000 non-qualified stock options, ten-year duration, an exercise price of $3.75 per share, of which one quarter immediately vested and the remaining three quarters will vest in equal monthly installments over four years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For information relating to a consulting agreement with Mr. Langer, who currently serves, and during 2006 served, as a member of our Compensation Committee, see “EXECUTIVE COMPENSATION — Compensation Committee Interlocks And Insider Participation.” For information relating to our employment and severance arrangements with our Named Executive Officers, see “EXECUTIVE COMPENSATION — Potential Payments Upon Termination or Change-in-Control.”

Promissory Notes

On February 8, 2007, we amended and restated our outstanding amended and restated unsecured promissory note in favor of Robert L. Gipson, a holder of greater than 5% of our outstanding capital stock, to increase the aggregate principal amount borrowed thereunder by us from Robert L. Gipson from $4,000,000 to $5,000,000, or the Original Robert Gipson Note. Also, on February 8, 2007, we amended and restated our outstanding amended and restated unsecured promissory note in favor of Thomas L. Gipson, a holder of greater than 5% of our outstanding capital stock, to increase the aggregate principal amount borrowed thereunder by us from Thomas L. Gipson from $4,000,000 to $5,000,000, or the Original Thomas Gipson Note, and together with the Original Robert Gipson Note, the Original Notes.

On March 22, 2007, we amended and restated the Original Notes, or the Amended Notes. The Amended Notes eliminated (i) all outstanding and accrued interest due and payable under the Original Notes and (ii) our right to prepay any portion of the Amended Notes. On or after June 15, 2007, each of Messrs. Gipson and Gipson, together referred to as the Original Lenders, are required, subject to stockholder approval as proposed in Proposal Four, to effect the conversion of all of the outstanding principal and accrued interest under the Amended Notes into shares of our common stock at a conversion price of $2.50 per share.

On March 22, 2007, we also entered into a Convertible Promissory Note Purchase Agreement, or the Purchase Agreement, with the Original Lenders and Arthur Koenig, our existing stockholders, collectively referred to as the New Lenders, pursuant to which we may borrow at any time prior to December 31, 2007, up to an aggregate principal amount of $15,000,000. Borrowings under the Purchase Agreement will be made pursuant to the issuance of unsecured promissory notes bearing interest at the rate of 5% per annum. The outstanding principal amount borrowed under the notes, including any accrued interest thereon, shall be due and payable upon the earliest to occur of: (i) December 31, 2010; and (ii) the date on which a New Lender declares an event of default (as defined in the Purchase Agreement), the first of these events to occur referred to as the “Maturity Date.” Each New Lender may elect to convert all or a portion of the outstanding principal and accrued interest under any outstanding notes, or the Total Converted Balance, held by such Lender into (i) shares of our common stock at a conversion price of $2.50 per share after December 31, 2007 and subject to applicable law or (ii) into the right to receive from us the following payments related to our molecular imaging products: for each $1,000,000 of Total Converted Balance, (A) 2% of Pre- Commercial Income; plus (B) a royalty at a rate of 0.5% of Net Sales of Molecular Imaging Products (each as defined in the Purchase Agreement).

As of March 31, 2007, we had issued three promissory notes to the New Lenders pursuant to the terms of the Purchase Agreement, in a principal amount of $3,000,000 from each New Lender, or the New Notes, for an aggregate principal amount of $9,000,000.

CETHRIN License

On December 28, 2006, we entered into a license agreement, or the CETHRIN License, with BioAxone Therapeutic Inc., a Canadian corporation, or BioAxone, pursuant to which we were granted an exclusive, worldwide license to develop and commercialize specified compounds including but not limited to CETHRIN® as further defined in the CETHRIN License. The CETHRIN License calls for us to conduct development and commercialization activities of CETHRIN, to pay certain pre-commercialization milestones and on-going royalties on sales of CETHRIN when and if approved for marketing. The CETHRIN License includes a development plan with discrete development milestones which, if not met, could result in additional payments to BioAxone and/or loss of some or all of our license rights.

Under the CETHRIN License, we agreed to $10,000,000 in up-front payments of which we paid BioAxone $2,500,000 upon execution of the CETHRIN License and an additional $7,500,000 on March 26, 2007. We also agreed to pay BioAxone up to $25,000,000 upon the achievement of certain milestone events and royalties based on the worldwide net sales of licensed products, subject to specified minimums, in each calendar year until either the expiration of a valid claim covering a licensed product or a certain time period after the launch of a licensed product, in each case applicable to the specific country. Frank Bobe, our Executive Vice President and Chief Business Officer, was a former Chairman and Chief Executive Officer at BioAxone.

Indemnity agreements

We have entered into indemnity agreements with each of our directors and executive officers containing provisions that may require us, among other things, to indemnify those directors and officers against liabilities that may arise by reason of their status or service as directors and officers. The agreements also provide for us to advance to our directors and officers expenses that they expect to incur as a result of any proceeding against them related to their service as directors and officers.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

PROPOSAL TWO

TO APPROVE A PROPOSAL TO AMEND OUR 2005 STOCK INCENTIVE PLAN TO
INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR
ISSUANCE THEREUNDER FROM 2,300,000 TO 2,650,000 SHARES

Our Board of Directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. On April 19, 2007, our Board of Directors adopted, subject to stockholder approval, an amendment to our 2005 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance under the 2005 Stock Incentive Plan to 2,650,000, attached hereto as Appendix A. As of March 31, 2007, we had a total of 16,698,074 shares of common stock outstanding.

The 2005 Stock Incentive Plan was adopted by our Board of Directors on July 29, 2005 and by our stockholders on September 13, 2005. We currently have 2,300,000 shares of common stock reserved for issuance under the 2005 Stock Incentive Plan. As of March 31, 2007, options and restricted stock units to purchase approximately 1,397,000 shares of common stock were outstanding under the 2005 Stock Incentive Plan. As a result, we had only approximately 903,000 shares available for future grant as of March 31, 2007 under the 2005 Stock Incentive Plan. Our Board of Directors believes that the proposed amendment is necessary to assure that we will have a sufficient reserve of common stock available for future grant under the 2005 Stock Incentive Plan.

Description of the 2005 Stock Incentive Plan

The following is a brief summary of the 2005 Stock Incentive Plan. The following summary is qualified in its entirety by reference to the 2005 Stock Incentive Plan.

Purpose

The 2005 Stock Incentive Plan was adopted to:

•	attract and retain the best available personnel for positions of substantial responsibility;

•	provide additional incentives to employees, members of our Board of Directors and our consultants; and

•	promote the success of our business.

Number of Shares

The 2005 Stock Incentive Plan contains an “evergreen provision” which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years during the period beginning in fiscal year 2006 and ending on the second day of fiscal year 2014. The annual increase in the number of shares shall be equal to the lowest of:

•	400,000 shares;

•	4% of our outstanding shares on the first day of the fiscal year; and

•	an amount determined by the Board of Directors.

Types of Awards

The 2005 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, restricted stock awards, restricted stock units and other stock-based awards, including the grant of stock appreciation rights, collectively referred to as Awards.

Incentive Stock Options and Non-statutory Stock Options

Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. No option may be granted at an exercise price less than the fair market value of the shares on the date of grant. In addition, no incentive stock option may be granted to an employee who owns more than 10% of the voting power of our stock unless the exercise price as to that employee is at least 110% of the fair market value of the stock at the time of grant. To the extent that options designated as incentive stock options become exercisable for the first time during any calendar year (under all of our plans) for common stock having a fair market value greater than $100,000 (determined for each share as of the date of grant of the options covering such share), the portion of such options which exceeds such amount shall be treated as non-qualified stock options. Options may be exercisable for a period of not more than ten years from the date of grant; provided, however, that the term of an incentive stock option granted to an employee who owns, as of the date of grant, more than 10% of the voting power of our stock, may not exceed five years. The 2005 Stock Incentive Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker; (ii) surrender to us of shares of common stock; (iii) delivery to us of a promissory note; (iv) any other lawful means; or (v) any combination of these forms of payment.

Performance Conditions

The Compensation Committee may determine, at the time of grant, that a Restricted Stock Award or Other Stock-Based Award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such Award will be based on one or more of the following measures: (a) earnings per share; (b) return on average equity or average assets with respect to a pre-determined peer group; (c) earnings; (d) earnings growth; (e) revenues; (f) expenses; (g) stock price; (h) market share; (i) return on sales, assets, equity or investment; (j) regulatory compliance; (k) improvement of financial ratings; (l) achievement of balance sheet or income statement objectives; (m) total shareholder return; (n) net operating profit after tax; (o) pre-tax or after-tax income; (p) cash flow; (q) development milestones; (r) third-party collaborations; or (s) new product approval/launches. The Compensation Committee may determine that special one-time or extraordinary gains and/or losses or other one-time or extraordinary events should or should not be included or considered in the calculation of such measures. Such performance goals: (i) may vary by participant and may be different for different Awards and (ii) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

Stock Appreciation Rights

A Stock Appreciation Right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with an option.

Restricted Stock Awards

Restricted Stock Awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Restricted Stock Unit Awards

Restricted Stock Unit Awards entitle the recipient to receive shares of common stock to be delivered in the future, subject to such terms and conditions on the delivery of the shares of common stock as established by the Board of Directors.

Other Stock-Based Award

Under the 2005 Stock Incentive Plan, the Board of Directors has the right to grant other Awards based upon the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions and the grant of stock appreciation rights.

Repricing

The Board of Directors, or a Committee thereof, may, without prior approval by our stockholders, effect a repricing of any Award issued under the 2005 Stock Incentive Plan, whether by (a) amending the terms of any outstanding Award granted under the 2005 Stock Incentive Plan to provide an exercise or purchase price per share that is lower than the then-current exercise or purchase price per share of such outstanding Award, (b) canceling, replacing or exchanging any outstanding award (whether or not granted under the 2005 Stock Incentive Plan) and granting in substitution therefore a new Award or Awards under the 2005 Stock Incentive Plan covering the same or a different number of shares of common stock and, if deemed appropriate, having an exercise or purchase price per share lower than the then-current exercise or purchase price per share of the cancelled, replaced or exchanged award, or (c) such other mechanism as the Board of Directors, or a Committee thereof, shall deem necessary or advisable.

Transferability of Awards

Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Our employees, officers, directors, consultants, advisors and other service providers (and any individuals who have accepted an offer for employment) are eligible to be granted Awards under the 2005 Stock Incentive Plan. Under present law, however, incentive stock options may only be granted to our employees and our subsidiaries. The maximum number of shares with respect to which Awards may be granted to any participant under the 2005 Stock Incentive Plan may not exceed 400,000 shares per calendar year.

Plan Benefits

As of March 31, 2007, approximately 32 persons were eligible to receive Awards under the 2005 Stock Incentive Plan, including our three executive officers and six non-employee directors. The granting of Awards under the 2005 Stock Incentive Plan is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

Since adoption of the 2005 Stock Incentive Plan through March 31, 2007, we granted the following options under the 2005 Stock Incentive Plan to the individuals and groups listed below. In all cases, the securities underlying such options are shares of our common stock. Stock options generally vest monthly over two to four years.

Total Shares
Name and Position	Subject to Options

Peter G. Savas	350,000
Mark Pykett	225,000
Kenneth Rice	225,000
All current executive officers, as a group	800,000
All current directors/director nominees who are not executive officers, as a group	185,000
All employees who are not executive officers, as a group	412,000

On April 16, 2007, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.79.

Administration

The 2005 Stock Incentive Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Stock Incentive Plan and to interpret the provisions of the 2005 Stock Incentive Plan. Pursuant to the terms of the 2005 Stock Incentive Plan, the Board of Directors may delegate authority under the 2005 Stock Incentive Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2005 Stock Incentive Plan, including the granting of options to executive officers.

Subject to any applicable limitations contained in the 2005 Stock Incentive Plan, the Board of Directors, or the Compensation Committee, as the case may be, selects the recipients of Awards and determines (i) the number of shares of common stock covered by options and SARs and the dates upon which such Awards become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the common stock), (iii) the duration of options (which may not exceed 10 years) and (iv) the number of shares of common stock subject to any SAR, restricted stock, restricted stock unit or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

The 2005 Stock Incentive Plan provides that in the event of a (i) spin-off, (ii) stock split, (iii) recapitalization, (iv) reclassification, (v) combination of shares, (vi) stock dividend or (vii) any other similar change in the capitalization, the Board of Directors shall make appropriate adjustments with respect to the shares that may be issued under the 2005 Stock Incentive Plan or that are covered by outstanding options, or in the option price per share.

The Board of Directors shall notify the grantee prior to our dissolution or liquidation. The outstanding options, not previously exercised, will terminate immediately prior to the consummation of such proposed action. The 2005 Stock Incentive Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) our merger or consolidation with or into another entity as a result of which all of our outstanding shares of common stock are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction. Upon the occurrence of a Reorganization Event, the Board of Directors will take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board of Directors determines: (i) provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (ii) upon written notice, provide that all unexercised options or other unexercised Awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice; (iii) provide that outstanding Awards will become realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event; (iv) in the event of a Reorganization Event under the terms of which holders of our common stock will receive a cash payment for each share surrendered in the Reorganization Event, make or provide for a cash payment to an Award holder equal to (A) the merger price times the number of shares of our common stock subject to the holder’s outstanding Awards (to the extent the exercise price does not exceed the merger price), minus (B) the aggregate exercise price of all the holder’s outstanding Awards, in exchange for the termination of such Awards; (v) provide that, in connection with our liquidation or dissolution, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

Amendment or Termination

No Award may be made under the 2005 Stock Incentive Plan after the date that is ten years from the date of stockholder approval, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2005 Stock Incentive Plan, except that no Award designated as subject to Section 162(m) of the Code by the Board of Directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment shall have been approved by our stockholders.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2005 Stock Incentive Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options

A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based Award granted under the 2005 Stock Incentive Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Our Board of Directors believes that the amendment to our 2005 Stock Incentive Plan increasing from 2,300,000 to 2,650,000 the number of shares of our common stock available for grant under the plan is in the best interests of both our stockholders and us and recommends a vote FOR the amendment.

PROPOSAL THREE

TO APPROVE A PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO CHANGE OUR NAME FROM BOSTON LIFE SCIENCES, INC. TO ALSERES PHARMACEUTICALS, INC.

Our Board of Directors unanimously approved and recommended for submission to our stockholders a proposal to amend our Amended and Restated Certificate of Incorporation, as amended, to change our name from Boston Life Sciences, Inc. to Alseres Pharmaceuticals, Inc. The text of the proposed amendment is set forth below. A form of the Certificate of Amendment to Amended and Restated Certificate of Incorporation, which reflects this proposed amendment is attached as Appendix B.

The text of the proposed amendment follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended of Boston Life shall be amended by changing Article First thereof such that, as amended, said Article shall be and read as follows:

“The name of the corporation is Alseres Pharmaceuticals, Inc. (the “Corporation”);”

With the continued transformation of our product focus to one dominated by therapeutic agents for central nervous system disorders and culminating in the acquisition of the exclusive worldwide rights to CETHRIN®, a Phase I/IIa nerve repair product candidate for the treatment of spinal cord injury, our Board of Directors has determined that it is in our best interests to change our name so that we can (a) eliminate the confusion associated with other similarly named companies and (b) decouple ourselves from the perceived increased risks associated with discovery/life science companies rather than biopharmaceutical companies in clinical development.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on this proposal is required for the adoption of the proposed amendment to our amended and restated certificate of incorporation, as amended. Abstentions will have the same effect as a vote against this proposal.

Our Board of Directors recommends a vote FOR the amendment to our amended and restated certificate of incorporation, as amended to change our name from Boston Life Sciences, Inc. to Alseres Pharmaceuticals, Inc.

PROPOSAL FOUR

TO APPROVE A PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 7,143,666 SHARES OF OUR COMMON STOCK WHICH MAY BE ISSUED UPON THE CONVERSION OF CERTAIN OF OUR CONVERTIBLE PROMISSORY NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF $15,000,000 AND FOR THE APPROVAL OF THE ISSUANCE OF UP TO 4,000,000 SHARES OF OUR COMMON STOCK WHICH WILL BE ISSUED UPON THE CONVERSION OF CERTAIN OF OUR CONVERTIBLE PROMISSORY NOTES IN THE AGGREGATE PRINCIPAL AMOUNT OF $10,000,000, IN EACH CASE AS REQUIRED BY NASDAQ MARKETPLACE RULE 4350

General

The holders of shares of our common stock are being asked to approve the issuance of up to 7,143,666 shares of our common stock which may be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $15,000,000, and the issuance of up to 4,000,000 shares of our common stock which will be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $10,000,000, in each case as required by NASDAQ Marketplace Rule 4350.

Background

As reported in our Annual Report on Form 10-K for the year ended December 31, 2006, at December 31, 2006, we had available cash and cash equivalents of approximately $1,509,000 and net working capital deficit of approximately $16,850,000. We believe that the cash and cash equivalents available at December 31, 2006 will not provide sufficient working capital to meet our anticipated expenditures for the next twelve months. We will therefore need to raise additional capital in the immediate future through collaboration agreements with other pharmaceutical or biotechnology companies, debt financing and/or equity offerings in order to continue as a going concern.

On February 8, 2007, we amended and restated our original Robert Gipson Note in favor of Robert L. Gipson to increase the aggregate principal amount borrowed thereunder by us from Robert L. Gipson from $4,000,000 to $5,000,000. Also, on February 8, 2007, we amended and restated our Original Thomas Gipson Note in favor of Thomas L. Gipson to increase the aggregate principal amount borrowed thereunder by us from Thomas L. Gipson from $4,000,000 to $5,000,000.

On March 22, 2007, we amended and restated the Amended Notes. The Amended Notes eliminated (i) all outstanding and accrued interest due and payable under the Amended Notes and (ii) our right to prepay any portion of the Amended Notes. On or after June 15, 2007, each of the Original Lenders are required, subject to stockholder approval, to effect the conversion of all of the outstanding principal and accrued interest under the Amended Notes into shares of our common stock at a conversion price of $2.50 per share.

On March 22, 2007, we also entered into the Purchase Agreement with the New Lenders, pursuant to which we may borrow at any time prior to December 31, 2007, up to an aggregate principal amount of $15,000,000. Borrowings under the Purchase Agreement will be made pursuant to the issuance of unsecured promissory notes bearing interest at the rate of 5% per annum. The outstanding principal amount borrowed under the notes, including any accrued interest thereon, shall be due and payable upon the earliest to occur of: (i) December 31, 2010; and (ii) the date on which a New Lender declares an event of default (as defined in the Purchase Agreement), the first of these events to occur referred to as the “Maturity Date.” After December 31, 2007, and subject to applicable law, each New Lender may elect to convert the Total Converted Balance held by such Lender into (i) shares of our common stock at a conversion price of $2.50 per share or (ii) into the right to receive from us the following payments related to our molecular imaging products: for each $1,000,000 of Total Converted Balance, (A) 2% of Pre- Commercial Income; plus (B) a royalty at a rate of 0.5% of Net Sales of Molecular Imaging Products (each as defined in the Purchase Agreement).

As of March 31, 2007, we had issued three promissory notes to the New Lenders pursuant to the terms of the Purchase Agreement, in a principal amount of $3,000,000 from each New Lender (the “New Notes”) or $9,000,000 in the aggregate.

The terms of the Amended Notes and the New Notes prevent the conversion of the Amended Notes and New Notes into shares of our common stock if at the time of such conversion (i) the common stock issuable to any Original Lender or New Lender, when taken together with all shares of common stock then held or otherwise beneficially owned by such Original Lender or New Lender exceeds 19.9% of the total number of issued and outstanding shares of our common stock immediately prior to such conversion, or (ii) the common stock issuable to such Original Lender or New Lender, exceeds 19.9% of the total number of issued and outstanding shares of our common stock immediately prior to such conversion, in each case unless and until our stockholders approve such conversion.

Assuming the conversion of the Original Notes and the full amount we may borrow under the Purchase Agreement including the potential interest through maturity, we could be required to issue up to an additional 11,143,666 shares of common stock to the Original Lenders and the New Lenders.

The following table sets forth the total number of shares of common stock currently held by each Original Lender and New Lender, the total number of additional shares of common stock we may be required to issues to each Original Lender and New Lender and the total number of shares of common stock that will be held by each Lender if we issue the total number of shares of common stock issuable upon conversion of the Original Notes and the full amount we may borrow under the Purchase Agreement:

		Shares Issuable Upon	Shares Issuable
	Current	Conversion of	Upon Conversion of	Total Potential
Name of Lender	Ownership	Amended Notes	New Notes	Ownership

Thomas L. Gipson	3,186,004	2,000,000	2,381,222	7,567,226
Robert L. Gipson	3,106,004	2,000,000	2,381,222	7,487,226
Arthur Koenig	935,000	—	2,381,222	3,316,222

Stockholder Approval Requirement under NASDAQ Marketplace Rule 4350

Our common stock is currently listed on the NASDAQ Capital Market, or NASDAQ, and as such we are subject to NASDAQ Marketplace Rules.

NASDAQ Marketplace Rule 4350(i)(1)(B) requires listed issuers to obtain stockholder approval prior to certain issuances with respect to common stock or securities convertible into common stock which may result in a change of control of the issuer. Generally, NASDAQ interpretations provide that a change of control would be deemed to occur, subject to certain limited exceptions, if after a transaction a person or an entity acquires 20% or more of an issuer’s then-outstanding capital stock. For the purposes of calculating the holding of such person or entity, NASDAQ would take into account, in addition to all of the shares of capital stock received by such person or entity in the transaction, all of the shares held by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities and exercise of any options or warrants held by such person or entity. The conversion of the convertible promissory notes held by either of our existing stockholders Robert L. Gipson or Thomas L. Gipson, when coupled with each stockholder’s current ownership, could be deemed to effect a change of control under the NASDAQ Marketplace Rule 4350(i)(1)(B). Stockholders should note, however, that the change of control under NASDAQ interpretations applies only with respect to the NASDAQ Marketplace Rules and, notwithstanding those rules, we do not deem the issuance of our common stock upon the conversion of the convertible promissory notes to be an actual change in control.

Since the total number of shares of common stock that may be issued in connection with the conversion of the Original Notes and promissory notes issued pursuant to the Purchase Agreement could exceed 20% of our outstanding common stock or voting power as of March 31, 2007, stockholder approval is required pursuant to NASDAQ Marketplace Rule 4350(i)(1)(D)(ii). The affirmative vote of a majority of the holders of our common stock, present or represented by proxy at the Annual Meeting, is required to approve Proposal Four.

Pursuant to the Purchase Agreement, we agreed to use our best efforts to seek stockholder approval for Proposal Four. Approval of Proposal Four will constitute approval pursuant to each of the NASDAQ Marketplace Rule 4350(i)(1)(B) and (D)(ii). Upon such approval the Original Lenders are required to convert the Original Notes into shares of our common stock. The New Lenders are not required to convert the New notes into shares of our common stock but after shareholder approval each New lender may elect to do so at any time after December 31, 2007.

If we do not receive stockholder approval for Proposal Four, neither the Original Lenders nor the New Lenders will be able to convert the Original Notes or the New Notes, respectively, into shares of our common stock.

Our Board of Directors recommends that you vote FOR the proposal to approve the issuance of up to 7,143,666 shares of our common stock which may be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $15,000,000 and for the approval of the issuance of up to 4,000,000 shares of our common stock which will be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $10,000,000, in each case as required by NASDAQ Marketplace Rule 4350.

PROPOSAL FIVE

TO RATIFY THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting this selection to our stockholders as a matter of good corporate practice.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2006. On April 18, 2007, the Audit Committee of the Board of Directors dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports of PricewaterhouseCoopers LLP included an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern.

During the Relevant Period, (a) there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years and (b) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 18, 2007, the Audit Committee selected McGladrey & Pullen, LLP to serve as our independent registered public accounting firm to audit our consolidated financial statements beginning with fiscal year ending December 31, 2007.

During the Relevant Period, neither we nor anyone on behalf of us consulted with McGladrey & Pullen, LLP on any matter regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that McGladrey & Pullen, LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.

Representatives of McGladrey & Pullen, LLP are expected to attend the Annual Meeting and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2007.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2008 Annual Meeting of Stockholders must submit the proposal to us on or before January 4, 2008 at our offices at 85 Main Street, Hopkinton, Massachusetts 01748, Attention: Secretary.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to us at the aforementioned address not later than March 4, 2008 nor earlier than February 1, 2008.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use their discretionary authority to vote the shares they represent, as our Board of Directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these other applicable requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at 85 Main Street, Hopkinton, Massachusetts 01748, or call us at (508) 497-2360. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AS AMENDED, INCLUDING FINANCIAL STATEMENTS THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 12, 2007, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MR. KENNETH L. RICE, JR., EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION AND CHIEF FINANCIAL OFFICER, BOSTON LIFE SCIENCES, INC., 85 MAIN STREET, HOPKINTON, MASSACHUSETTS 01748. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,

PETER G. SAVAS, Chief Executive Officer

Boston, Massachusetts
May 3, 2007

Appendix A

Amendment No. 1 to 2005 Stock Incentive Plan of Boston Life Sciences, Inc.

The 2005 Stock Incentive Plan be and hereby is amended by deleting the number “2,300,000” in the sentence in Section 4(a)(1) thereof, and inserting in lieu thereof the number “2,650,000”.

Adopted by the Board of Directors on April 19, 2007.

A-1

Appendix B

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BOSTON LIFE SCIENCES, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Boston Life Sciences, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on March 29, 1996 and amendments thereto were subsequently duly filed and recorded (the Amended and Restated Certificate of Incorporation together with such amendments shall be hereinafter referred to as the “Certificate”).

2. That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment (the “Amendment”) to the Certificate:

RESOLVED, that the Board of Directors hereby approves and recommends to the Company’s stockholders that Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST: The name of this corporation is Alseres Pharmaceuticals, Inc. (the “Corporation”)”

FURTHER RESOLVED, that all other provisions of the Certificate, as heretofore amended, and all exhibits, attachments and certificates to the Certificate shall remain unchanged and in full force and effect.

3. That thereafter a majority of the holders of the stock of the Corporation entitled to vote thereon voted in favor of the Amendment at a meeting of the stockholders duly held on June 7, 2007.

4. That the foregoing amendment to the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this           day of June, 2007.

BOSTON LIFE SCIENCES, INC.

By:
Peter G. Savas
Chief Executive Officer

B-1

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If you would like to reduce the costs incurred by Boston Life Sciences, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Boston Life Sciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                                     BOSLS1                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOSTON LIFE SCIENCES, INC.
    The Board of Directors recommends a vote
    “FOR” the proposals listed below.

Election of a Directors.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	01) Peter G. Savas	05) William Guinness
	02) Robert S. Langer, Jr.	06) Henry Brem
	03) Michael J. Mullen	07) Gary E. Frashier
04) John T. Preston

		FOR	AGAINST	ABSTAIN
Vote on Proposals.

2.	To approve an amendment to our 2005 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 2,300,000 to 2,650,000 shares	☐	☐	☐

3.	To approve an amendment to our amended and restated certificate of incorporation, as amended, to change our name from Boston Life Sciences, Inc. to Alseres Pharmaceuticals, Inc.	☐	☐	☐

4.	To approve the issuance of up to 7,143,666 shares of our common stock which may be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $15,000,000, and to approve the issuance of up to 4,000,000 shares of our common stock which will be issued upon the conversion of certain of our convertible promissory notes in the aggregate principal amount of $10,000,000, in each case as required by NASDAQ Marketplace Rule 4350	☐	☐	☐

5.	To ratify the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2007	☐	☐	☐

In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF BOSTON LIFE SCIENCES, INC.

Please sign your name exactly as it appears hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer or officer(s) and affix the corporate seal.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

PROXY
BOSTON LIFE SCIENCES, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2007
The undersigned hereby constitutes and appoints Peter G. Savas and Kenneth L. Rice, Jr. and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Boston Life Sciences, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 7, 2007 at 1:00 p.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any postponements or adjournments thereof, upon the proposals listed on the reverse side more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).
This Proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 and 5.
The Board of Directors recommends that you vote for the election of nominees for director and in favor of Proposals 2, 3, 4 and 5.
Your vote is important. Please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting in person. A self-addressed, postage-paid envelope is enclosed for your convenience. You may also complete your proxy by telephone by calling the toll-free number listed on your Voter Instruction Form or via the Internet at www.proxyvote.com.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
May 3, 2007
Boston, Massachusetts